Exhibit 99.2

VASCO Data Security International, Inc.

Q4 2014 Earnings Conference Call

Prepared Remarks

February 17, 2015

[SPEAKER: JOHN GUNN]

Thank you. Greetings everyone and thank you for joining the VASCO Data Security Fourth Quarter and Full-Year 2014 Earnings Conference call. My name is John Gunn and I am the Vice President of Corporate Communications. This call is being broadcast over the internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com

Speaking first will be Ken Hunt, VASCO Chairman, Founder and CEO, followed by Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer, and then we will open the call for questions from analysts.

PLEASE NOTE THAT STATEMENTS MADE DURING THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” “PROJECTS” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD. IN ADDITION, PLEASE NOTE THAT THE DATE OF THIS CONFERENCE CALL IS FEBRUARY 17, 2015, AND ANY FORWARD-LOOKING STATEMENTS AND RELATED ASSUMPTIONS ARE MADE AS OF THIS DATE. EXCEPT AS EXPRESSLY REQUIRED BY THE FEDERAL SECURITIES LAWS, WE UNDERTAKE NO OBLIGATION TO UPDATE THESE STATEMENTS AS A RESULT OF NEW INFORMATION OR FUTURE EVENTS OR FOR ANY OTHER REASON

At this time, I will turn the call over to Ken Hunt.

[SPEAKER: KEN HUNT]

Thank you John and thank you everyone for joining us on the call today.

VASCO’s record results for the fourth quarter and full year 2014 provide confirmation of the rising momentum of our security solutions. This growing demand is driven by increasing attacks from criminal and state-sponsored hacking organizations, and it is generating a need for more advanced security solutions in Banking, Healthcare, Enterprise, and Application Security markets.

Early in 2014, I outlined the five elements of our strategy to enhance our revenue growth. This included delivering next-generation authentication and digital signature technologies, addressing the expanding demand in new applications and markets, increasing the strength of our cloud-based solutions, expanding our enterprise and application security business, and pursuing additional acquisitions.

I am very pleased to report that we were able to deliver on our strategy during 2014, surpassing our full year guidance and delivering record results in almost every metric. During the fourth quarter of 2014 and for the full-year 2014, we delivered the highest revenue in the company’s history, with fourth quarter revenue exceeding $60 million, and full-year revenue exceeding $200 million.

Revenue from continuing operations for the fourth quarter of 2014 increased 44% to $62.4 million from $43.3 million in the fourth quarter of 2013, and for the full-year 2014, increased 30% to $201.5 million from $155 million for the full-year 2013. Our results demonstrate our ability to execute on our strategy.

Operating income from continuing operations for the fourth quarter increased 218% to $12.7 million from $4.0 million reported for the fourth quarter of 2013, and for the full-year 2014, increased 178% to $38.1 million from $13.7 million for the full-year 2013.

The primary contributing factors to our fourth quarter and full-year 2014 results include increased shipments of our core solutions to existing customers, the addition of new customers, and strong acceptance of our CrontoSign solution and our mobile solutions. CrontoSign technology utilizes a high-definition color QR code to provide a unique authentication and visual transaction signing solution that is only available from VASCO. Our CrontoSign technology provides protection against the newest and most sophisticated attacks while improving the customer experience by reducing the number of steps needed to complete a transaction. Additionally, our DIGIPASS for Apps and DIGIPASS for Mobile solutions are allowing an increasing number of banks to deliver secure and trusted online banking services to support their customers as they adopt mobile applications to supplement their current web-based internet banking applications.

We finished the year with a net cash balance of $137 million and working capital of $161 million. Our continuing strong performance and increasing cash balances expand our ability to invest in growing our business by pursuing our traditional tuck-in acquisitions and potentially larger targets that may allow us to accelerate our market expansion.

I remain excited by our long term growth opportunities. More than half of top 100 global banks use VASCO solutions today, and if you look at the Top 20 global banks, and exclude the Chinese banks that government restrictions prevent us from selling to, all but 3 are using VASCO solutions to improve their security posture.

Our growth drivers are solid and include the following.

Number one—Headlines from major media around the world chronicle the fact that banks are under assault from criminal hacking organizations. It was announced recently that in an unprecedented cyber-attack on global banks, hackers succeeded in stealing up to a billion dollars. These attacks are coming more frequently and they are being launched using increasingly sophisticated methods. Last week’s actions by President Obama included establishing The Cyber Threat Intelligence Integration Center and signing an executive order for Cybersecurity underscores the magnitude of the threat that we are helping our customers address.

Number two – there is a continuing movement to mobile everything. With the increased adoption of mobile transactions there is an increased need for our mobile security solutions from our existing customers and new ones. In a report from the Board of Governors of the Federal Reserve System, they reported 18% growth in the use of mobile banking, and growth in the use of mobile payments that approached 200%. With the increasing adoption of mobile transactions, there is an increasing requirement for mobile security solutions from our existing customers and new ones. Our DIGIPASS for Mobile and our DIGIPASS for Apps solutions address this growing need.

Number three – we have a focus on innovation. Our CrontoSign technology is a good example of this along with the mobile solutions I just mentioned. In addition to these, we were the first to release Bluetooth-enabled authentication solutions for banking, and our upcoming risk-based authentication product will add intelligent behavioral analysis to the authentication process.

Those who have joined us for the last 47 earnings conference calls know that this marks our 48th consecutive quarter of delivering positive operating income for our shareholders, a remarkable 12-year run that we are committed to continue to build upon.

I anticipate continued success in achieving our future growth goals and executing to our long term strategy. We feel that we have talented people, a robust technology roadmap, and new market opportunities that will allow us to continue to grow revenue and deliver the most innovative security solutions that our rapidly evolving market requires.

At this time, I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer, Jan.

[SPEAKER: JAN VALKE]

Thank you, Ken.

Ladies and gentlemen, as Ken shared, the fourth quarter capped a strong year of growth for VASCO that was the result of the determined efforts of a very dedicated and talented team focused on converting market opportunities.

Our results for the fourth quarter reflected a 53% increase in revenues from the Banking market and a 13% increase in revenues from the Enterprise and Application Security market. For the full-year 2014, we increased revenues from the Banking market and Enterprise and Application Security market by 33% and 18% respectively

Again, we demonstrated the operating leverage we have in our business model as our operating income as a percentage of revenue increased from 9% in full-year 2013 to 19% for full-year 2014. As we enter 2015, we will seek to control expenses as we implement a strategic and substantial increase in our investment in both R&D to continue our product innovation and in sales and marketing to support the launch of our new solutions and our entrance into new markets.

In 2014, we experienced record order intake, surpassing the previous year by more than 50%. Even without Rabobank’s sizeable order for the card readers with our new CrontoSign technology, we still exceeded the previous year’s order intake by a double-digit percentage.

We have four innovative solution initiatives that are contributing to our growth and that we expect will continue to give us a competitive advantage.

The first is our unique and innovative CrontoSign-based product. We believe that we are still early in the lifecycle of this product. Most of VASCO’s large customers have not yet implemented this solution and we have several Proof of Concept trials that have recently been started. Rabobank is an important reference customer for us. We believe that the superior security and improved user experience that Rabobank values has appeal to a large number of organizations.

The second is our DIGIPASS for Apps and DIGIPASS for Mobile solutions that have met with positive market acceptance and have been important contributors for 2014. As both banks and merchants move into the mobile payments market, we see an increasing number of opportunities for protecting mobile access, mobile transactions, and mobile payments.

Third, our Bluetooth-enabled authentication and digital signature solutions that bring our high level of security to the increasing number of users of tablets and smart phones that have no USB port. Being first to market with these products is opening new markets for applications and service providers in banking and other verticals. We launched these solutions in the fourth quarter of 2014 and they are performing ahead of expectations.

And the fourth is the upcoming release of our risk-based authentication solution that we anticipate we will announce in the coming quarter. VASCO’s risk-based authentication offering will strengthen online banking security by using proprietary risk engines to analyze user activities and characteristics making it easier to identify cyber-attacks and fraudulent transactions in real time.

In conclusion, our strong growth is driven by an increasing demand for online security. Our innovative security solutions help banks and other organizations defend their assets and transactions from the increasing onslaught of hackers. We are happy that our long term strategy is delivering positive results and we remain committed to constant improvement.

Thank you, and now I will return the call to Ken.

[SPEAKER: KEN HUNT]

Ken: Thank you, Jan.

At this time, I would like to introduce you to Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer, Cliff?

[SPEAKER: CLIFF BOWN]

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the fourth quarter of 2014 were $62.4 million, an increase of 44% from the fourth quarter of 2013. For the full year, revenues were $201.5 million, an increase of 30% from the comparable period in 2013.

Also, as noted earlier by Jan, the increase in revenue for the fourth quarter 2014 compared to 2013 reflected a 53% increase in revenues from the banking market and a 13% increase in revenues from the enterprise and application security market. The increase in revenue for the full year 2014 compared to 2013 reflected a 33% increase from the banking market and an 18% increase from the enterprise and application security market.

Revenues for the fourth quarter and full-year 2014 were both negatively impacted as a result of changes in the exchange rates, primarily the U.S. Dollar to the Euro, compared to the same periods in 2013. We estimate that revenues were $1.6 million and $0.2 million lower for the fourth quarter and full-year 2014, respectively, than they would have been had the exchange rates in 2014 been the same as in the comparable periods in 2013. While the majority of our revenue is generated outside of the United States, the majority of our revenue is billed in U.S. Dollars. For the fourth quarter of 2014, approximately 69% of our revenue was denominated in U.S. Dollars, 27% was denominated in Euros and 4% was denominated in other currencies. For the full-year 2014, approximately 65% of our revenue was denominated in U.S. Dollars, 30% was denominated in Euros and 5% was denominated in other currencies.

For the full-year 2014, we had two customers that accounted for more than 10% of our revenue, Rabobank, which was approximately 12% of our revenue, and HSBC, which was approximately 11% of our revenue. For the full-year 2013, we only had one customer that accounted for more than 10% of our revenue, HSBC, which was approximately 18% of our revenue.

The mix of our revenues in 2014 compared to 2013 was more heavily weighted towards the banking market. In the fourth quarter of 2014, approximately 83% our revenues came from the banking market compared to 79% in the fourth quarter of 2013. For the full year 2014 and 2013, approximately 83% and 82% our revenues came from the banking market, respectively.

Our revenues continue to come predominately from outside of the U.S. The geographic distribution of our revenue in the full-year 2014 was approximately 64% from EMEA, 21% from Asia, 6% from the U.S. and the remaining 9% from other countries. For the full year 2013, 62% of our revenue came from EMEA, 18% came from Asia, 7% came from the U.S., and the remaining 13% from other countries.

Gross profit as a percentage of revenue for the fourth quarter and full year of 2014 was approximately 57% and 63%, respectively. In 2013, gross profit as a percentage of revenue for both the fourth quarter and full year was approximately 64%.

The decrease in gross margin as a percentage of revenue for the fourth quarter of 2014 compared to the fourth quarter of 2013 primarily reflected:

•	a decline in the gross margins of hardware products sold in the banking market,

•	an unfavorable change in the mix of revenues, with the percentage of revenues coming from the enterprise and application security market decreasing from 21% to 17% of our total revenue; and

•	a decrease in the gross margins related to changes in currency exchange rates.

The decrease in gross margin as a percentage of revenue for the full year primarily reflected:

•	a decline in the gross margins from hardware products sold in the banking market , and

•	an unfavorable change in the mix of revenues, with revenues coming from the enterprise and application security market decreasing from 18% to 17% of our total revenue.

Gross margin on product sold reflects the specific mix of product and quantities sold in each period. As the size of deals increase, the gross margin generally declines. For the fourth quarter and full-year 2014, gross margins from product sold in the banking market was approximately 8.7 and 1.8 percentage points lower, respectively, than in the same periods of 2013, and was primarily due to a significant increase in card readers sold as a percentage of total revenue.

For the fourth quarter, card readers as a percentage of total revenue increased from approximately 15% of revenue in 2013 to 41% of revenue in 2014. For the full year, card readers as a percentage of total revenue increased from 14% of revenue in 2013 to 25% of revenue in 2014. In 2014, we experienced increased demand for our card readers that either included our CrontoSign technology or provided a high level of functionality, such as those that can read both a bank card and a government issued identification card.

While our non-hardware revenue increased in absolute dollars in the fourth quarter of 2014 compared to the fourth quarter of 2013, and was driven primarily by growth in our mobile solutions and maintenance, our non-hardware revenue as a percentage to total revenue decreased from 27% of total revenue in the fourth quarter of 2013 to 23% of total revenue in the fourth quarter of 2014.

As noted previously, changes in exchanges rates, primarily the U.S. dollar vs. the Euro, decreased revenue and gross margins by approximately $1.6 million for the fourth quarter of 2014. The impact of changes in currency rates resulted in a decrease of gross margin as a percentage of revenue of approximately 1.1 percentage points for the fourth quarter of 2014.

There were no significant changes for the full-year 2014 compared to the full-year 2013 in other factors that often affect our gross margins as a percentage of revenue. Non-hardware related revenues as a percentage of total revenue were 27% in 2014 compared to 28% in 2013. Write-downs of inventory and non-product costs did not change materially in 2014 compared to 2013.

Operating expenses for the fourth quarter of 2014 were $22.6 million, a decrease of $1.2 million, or 5% from the fourth quarter of 2013. Operating expenses for the full year of 2014 were $89.7 million, an increase of $3.5 million or 4% from the same period in 2013.

The comparison of operating expenses in the fourth quarter of 2014 compared to the fourth quarter of 2013 was favorably impacted by the change in exchange rates, again primarily the U.S. dollar vs. the Euro. We estimate that expenses were $1.2 million lower in the fourth quarter than they would have been had the exchange rates in 2014 been the same as in 2013. For the full-year 2014, we estimate that operating expenses were $0.2 million higher in 2014 than they would have been had the exchange rates in 2014 been the same as in 2013.

For the fourth quarter of 2014, operating expenses increased $0.1 million, or 1%, in sales and marketing, decreased $1.3 million, or 22%, in research and development, and increased $0.1 million, or 1%, in general and administrative when compared to the fourth quarter in 2013.

Our average total headcount in the fourth quarter of 2014 was 31 persons, or 8%, lower than the average headcount in the fourth quarter of 2013. The decrease in average headcount included a decrease of 12 persons in the sales, marketing and operations groups and a decrease of 16 persons in research and development and a decrease of 3 persons in general and administrative groups.

For the full-year 2014, operating expenses increased $3.0 million, or 8%, in sales and marketing, decreased $1.8, or 9%, in research and development, and increased $1.1 million, or 5%, in general and administrative when compared to the full-year 2013.

Our average total headcount for the full-year 2014 was 12 persons, or 3%, lower than the average headcount for the full-year 2013. Our average headcount for the full year of 2014 was 2 persons, or 1% lower in sales, marketing and operations staff, 8 persons, or 6% lower in R&D staff and 2 persons or 3% lower in general and administrative groups.

In 2014, we reduced staff in selected areas in an effort to improve profitability in those areas. The targeted reductions were made both in sales and marketing and in research and development. The reduction in sales and marketing was primarily focused on improving the profitability of the enterprise and application security business. The reduction in research and development primarily reflected additional fine tuning related to the shutdown of our engineering operations in Australia and the move of research and development activities previously done in Australia to Austria, as well as reductions related to re-prioritizing projects for our services platform.

Operating income for the fourth quarter of 2014 was $12.7 million, an increase of $8.7 million or 215% from $4.0 million in the fourth quarter of 2013. For the full year 2014, operating income was $38.1 million, an increase of $24.4 million or 178% from $13.7 million in 2013.

Operating income as a percent of revenue, or operating margin, was 20% and 19% the fourth quarter and full year of 2014, respectively. In 2013, our operating margins were 9% for both the fourth quarter and full year.

The Company reported income tax expense of $1.8 million for the fourth quarter and $5.3 million for the full year of 2014. The effective tax rate was 14% for both the fourth quarter and full-year 2014.

For 2013, the Company reported an income tax expense of $0.9 million for the fourth quarter and $3.1 million for the full year. The effective tax rate was 21% for the fourth quarter and was 22% for the full year of 2013. The effective tax rate in the fourth quarter of 2013 reflects the fact that we decreased the full-year tax rate, which had been estimated to be 23% in the third quarter, to the actual rate for the full-year of 22%.

The makeup of our workforce as of December 31, 2014 was 371 people worldwide with 179 in sales, marketing and customer support, 136 in research and development and 56 in general and administrative. As noted previously, the average headcount for the full-year 2014 was 12 persons or 3% lower than the average headcount for the full-year 2013.

Our cash and working capital balances remained strong in 2014. As of December 31, 2014, our net cash balance, including short-term investments in commercial paper, was $137.4 million, an increase of $38.8 million, or 39%, from $98.6 million at December 31, 2013. As of December 31, 2014, our working capital balance was $161.0 million, an increase of $36.5 million, or 29%, from $124.5 million at December 31, 2013. The increase in both cash and working capital resulted from our strong operating performance in 2014. Our earnings before interest, taxes, depreciation and amortization (EBITDA or operating cash flow if you will) was $44.0 million for the full year 2014, an increase of $25.0 million or 131% from full year 2013.

We had no debt outstanding during the year

Thank you for your attention. I would now like to turn the meeting back to Ken.

[SPEAKER: KEN HUNT – CLOSING REMARKS]

Thank you, Cliff

At this time I would like to present our guidance for 2015.

Revenue for full year 2015 is expected to be in the range of $220 million to $230 million.

We expect our operating income as a percentage of revenue, excluding amortization of purchased intangible assets will be in the range of 17% to 20% of revenue, which is in line with our operating income as a percentage of revenue for 2014.

I would like to share three additional pieces of information related to our guidance.

First, following a year of record order intake, we are entering 2015 with a backlog of approximately $113 million, more than double the backlog of $42 million that we had when we started 2014, and due, in part, to a particularly large order for card readers. With the overall strength of our business in 2014, however, our backlog entering 2015 would be still be more than 10% higher than our backlog entering 2014 if we were to exclude the large order for card readers.

Second, as we have stated previously, card readers have a gross profit margin that is approximately 15 percentage points to 25 percentage points lower than other hardware related margins. We expect that the significant amount of card readers in backlog will put pressure on our gross margins as a percentage of revenue in 2015. This is reflected in the guidance on operating margin that we have provided.

Third, as you all know, we only provide annual guidance for the current year. You also know that our business is project-based and influenced by the timing of our large customers’ roll-outs. We anticipate that large orders, including those in the year-end backlog, will have a positive influence on year-over-year comparisons for the first half of 2015, but with our strong performance in the second half of 2014, may result in potentially lower comparisons during the second half of 2015. This picture may change as the year progresses, however, as it did in 2014. We have a very active pipeline and large potential opportunities that may positively impact the second half of 2015.

Finally, I wish to share with you that my close friend and VASCO CFO, Cliff Bown, his informed me of his intention to retire within the next 15 months. We have retained Spencer Stuart, a leading executive search firm, to assist us in securing an equally strong replacement. Cliff will remain in his position as CFO through the search and the transition period which we expect will conclude by May of 2016.

This concludes our presentations today and we will now open the call for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.